EXHIBIT 99.2

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Chuck Ives
Corporate Communications Director	Investor Relations Manager
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
Hutchinson Technology Launches
InSpectra™ StO2 Tissue Oxygenation Monitor
Noninvasive Patient Assessment Device Brings New Information to Trauma Teams
HUTCHINSON, Minn., November 2, 2006 — Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) today announced the product launch and European CE Mark of its new InSpectra™ StO2 Tissue Oxygenation Monitor. This device gives hospital trauma teams the ability to noninvasively and continuously measure compromised tissue oxygen saturation (StO2) associated with hemorrhagic shock and monitor it during resuscitation.
     “Other means of assessing tissue oxygenation in patients with hemorrhagic shock are snapshots of the past and are indirect or invasive, or both,” said Christina Temperante, president of Hutchinson Technology’s BioMeasurement Division. “In contrast, our device is noninvasive and provides an immediate, direct and continuous measurement, filling a critical and widely recognized information gap in the monitoring of trauma patients.”
     The InSpectra StO2 Tissue Oxygenation Monitor, which received FDA clearance in July 2006, uses near infrared spectroscopy and a patented algorithm to directly measure StO2 in muscle tissue below the skin. It is indicated for use in monitoring patients during circulatory or perfusion examinations of skeletal muscle, or when there is a suspicion of compromised circulation. The InSpectra StO2 System consists of a monitor, an optical cable and a single-use sensor that is easily applied to the thenar eminence (the muscle at the base of the thumb).
     The InSpectra StO2 System is the only tissue oxygenation monitor designed for the trauma environment. The System is portable, provides readings 20 seconds after start-up, requires no calibration and stores the last 24 hours of captured data. The monitor will run for over two hours on an internal power source, allowing for easy transport with the patient throughout the hospital.
     Hutchinson Technology sponsored a 15-month, multi-site prospective clinical study to identify the role that StO2 monitoring with the InSpectra StO2 System could play in hemorrhagic shock and resuscitation. Seven Level I U.S. trauma centers participated, enrolling a total of 383 severely injured patients. The study was designed to determine if StO2 measurements on the thenar eminence are an indicator of hypoperfusion (inadequate blood flow). Conclusions from the study include: StO2 below 75 percent may indicate serious hypoperfusion in trauma patients; StO2 above 75 percent indicates adequate perfusion; and StO2 functions as well as base deficit in indicating hypoperfusion in trauma patients, with the added benefits of being continuous, direct and noninvasive. For information on the study results or the InSpectra StO2 System, call 1.800.419.1007 (in Europe, call +31 26 365 33 71), or visit www.htibiomeasurement.com.
     Hutchinson Technology’s BioMeasurement Division was established with the objective of leveraging the company’s culture of quality, engineering capabilities and leading-edge measurement technology. Hutchinson Technology, founded in 1965, is recognized as a worldwide technology leader in the design and manufacture of suspension assemblies for disk drives.
     This announcement contains forward-looking statements regarding the InSpectra StO2 System’s introduction to the market. These statements involve risks and uncertainties. The actual results could differ materially from those anticipated in these forward-looking statements due to risks associated with new product development and commercialization, such as market acceptance of the device and the metric it provides, the company’s ability to manufacture the InSpectra StO2 System, potential competitive offerings and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
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